Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	April 30, 2008
Brenda A. Blake, ext. 3202
UGI Reports 4.5% Increase in EPS, Reiterates 2008 Guidance
VALLEY FORGE, Pa., April 30 — UGI Corporation (NYSE: UGI) today reported net income for the quarter ended March 31, 2008 of $126.1 million, or $1.17 per diluted share, compared to net income of $120.2 million, or $1.12 per diluted share, for the second quarter of fiscal 2007.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “We once again demonstrated that the diversification inherent in our energy distribution and marketing businesses reduces earnings volatility and thereby provides an attractive growth and income vehicle for our shareholders. Internal growth investments contributed to a 59% increase in quarterly net income at our Energy Services business. AmeriGas, our domestic propane business, reported a second consecutive year of record quarterly results. The strong performance of these business units more than offset the adverse effects of a modest weather-induced decline in net income from our Gas Utility operations and a 6% decline in net income in our International Propane business attributable to lower unit margins. With the completion of the heating season and our continued strong results, we continue to expect earnings to be between $1.95 and $2.05 per share for the full fiscal year ending September 30, 2008.” Yesterday, UGI announced a 4% increase in its dividend to an annual rate of $0.77 per share. UGI has paid common dividends for 124 consecutive years and raised its dividend in each of the last 21 years.
UGI’s domestic propane distributor, AmeriGas Partners, L.P. (NYSE:APU), contributed $36.0 million to net income for the quarter, compared to $32.3 million last year. For the three months ended March 31, 2008, retail volumes sold were essentially unchanged from the prior-year period, as the beneficial impacts on volume of cooler weather and acquisitions completed last year were more than offset by a number of factors, including customer conservation resulting from significant increases in propane sales prices caused by record high propane costs and general economic conditions. Nationally, weather was virtually normal during the recent quarter and 4.0% colder than in the prior-year period, according to the National Oceanic and Atmospheric Administration. Operating income rose 10% to $153.2 million in the 2008 period primarily reflecting higher average unit margins partially offset by higher operating and administrative expenses. Operating and administrative expenses increased year-over-year for the quarter due to the impact of acquisitions and higher vehicle and uncollectible accounts expenses.
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UGI Reports 4.5% Increase in EPS, Reiterates 2008 Guidance	Page 2
International Propane’s net income decreased to $32.7 million from $34.8 million in the prior-year quarter. For the three months ended March 31, 2008, Antargaz sold 97.0 million retail gallons of liquefied petroleum gases (LPG) compared to 95.0 million retail gallons for the same period in 2007. Based upon heating degree day data, temperatures in Antargaz’ service territories were approximately 10% warmer than normal during the quarter ended March 31, 2008 and 6.7% colder than in the prior year quarter. Temperatures in Flaga’s service territories were also warmer than normal and colder than the prior year, resulting in increased volumes sold and higher total margin.
International Propane’s euro-based margin decreased 3.6% reflecting slightly higher sales volumes offset by a decline in average retail unit margin per gallon primarily due to significantly higher LPG commodity costs and increased competition in certain customer segments at Antargaz. Average wholesale prices for propane in northwest Europe for the quarter increased 57% over the average cost for the same period last year. Total operating income decreased to $54.8 million from $59.0 million in the prior year quarter due to the lower total margin, higher operating expenses related to increased sales activity during the quarter, and increased depreciation expense related to higher capital expenditures.
Net income from Gas Utility decreased to $39.8 million for the quarter ended March 31, 2008 compared to $41.0 million for the 2007 quarter. Weather in the Gas Utility service territory was 4.2% warmer than normal and 4.5% warmer than in the prior year quarter. Gas Utility total margin declined $3.2 million to $121.6 million due to a decline in retail core market margin from lower throughput volumes partially offset by greater interruptible and delivery service total margin. System throughput of 49.6 billion cubic feet was only slightly lower than the prior-year period as weather-related declines in core-market throughput were offset by increased volumes associated with delivery service customers. Operating income decreased to $75.5 million from $78.0 million as a result of the lower total margin and increased operating expenses partially offset by an increase in other income.
Net income from Electric Utility was $3.5 million for the quarter, a $0.1 million decrease from the same period last year, as a modest increase in total margin on slightly lower sales volume was more than offset by increased operating and administrative expenses.
Energy Services’ second quarter net income increased significantly to $16.4 million from $10.3 million in the same period of fiscal 2007. Total margin for Energy Services increased $10.8 million to $39.3 million from $28.5 million in the same period last year. The significant increase in total margin resulted from internal growth investments that expanded peaking facilities by 36%, higher peaking rates charged, higher electric generation margin resulting from higher spot market and fixed contract prices for electricity and, to a lesser extent, increased income from asset management activities. Operating income increased $10.2 million, or 59%, reflecting the higher total margin partially offset by higher operating expenses.
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
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UGI Reports 4.5% Increase in EPS, Reiterates 2008 Guidance	Page 3
UGI will host its second quarter FY 2008 earnings conference call on Wednesday, April 30, 2008, at 4:00 PM ET. Interested parties may listen to the audio webcast both live and in replay on the Internet at www.shareholder.com/ugi/medialist.cfm or at the company website; www.ugicorp.com and click on Investor Relations. The webcast replay will be available through May 30. A telephonic replay will be available from 7:00 PM ET on April 30 through midnight Friday, May 2. The replay may be accessed at 888-203-1112, passcode 1381490 and International access 719-457-0820, passcode 1381490.
The financial table appended to this news release can be viewed directly at http://www.shareholder.com/ugi/2Q08FinancialTable.pdf.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures due to high energy prices, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-05	###	4/30/08

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2008	2007	2008	2007	2008	2007
Revenues:
AmeriGas Propane	$1,006.6	$809.8	$1,754.8	$1,426.4	$2,605.8	$2,197.3
International Propane	375.0	282.8	703.4	509.2	994.6	805.0
Gas Utility	476.7	459.0	803.4	733.4	1,114.9	941.4
Electric Utility	38.6	34.9	70.5	59.8	132.6	108.5
Energy Services	507.2	444.9	872.5	789.1	1,419.5	1,313.2
Corporate & Other (a)	(42.6)	(29.3)	(78.4)	(52.6)	(129.6)	(102.5)

Total revenues	$2,361.5	$2,002.1	$4,126.2	$3,465.3	$6,137.8	$5,262.9

Operating income (loss):
AmeriGas Propane	$153.2	$139.2	$227.2	$214.5	$278.5	$207.6
International Propane	54.8	59.0	93.9	92.1	96.3	101.3
Gas Utility	75.5	78.0	125.6	116.2	146.0	124.8
Electric Utility	6.5	6.7	13.9	12.9	27.0	23.8
Energy Services	27.6	17.4	51.3	32.6	76.1	51.4
Corporate & Other (a)	(0.2)	0.2	1.7	(0.5)	3.2	3.8

Total operating income	317.4	300.5	513.6	467.8	627.1	512.7
Loss from equity investees	(0.7)	(1.3)	(1.4)	(1.3)	(3.9)	(2.3)
Interest expense:
AmeriGas Propane	(18.7)	(17.8)	(36.9)	(35.8)	(72.6)	(71.6)
International Propane	(7.3)	(6.2)	(14.3)	(12.3)	(27.2)	(23.3)
Gas Utility	(9.5)	(10.4)	(19.9)	(21.2)	(38.6)	(33.3)
Electric Utility	(0.6)	(0.6)	(1.1)	(1.3)	(2.2)	(2.5)
Corporate & Other, net (a)	—	(0.1)	—	(0.5)	(0.1)	(1.0)

Total interest expense	(36.1)	(35.1)	(72.2)	(71.1)	(140.7)	(131.7)

Income before income taxes and minority interests	280.6	264.1	440.0	395.4	482.5	378.7
Income tax expense	(79.1)	(75.9)	(127.6)	(114.0)	(140.3)	(109.6)
Minority interests, principally in AmeriGas Partners	(75.4)	(68.0)	(106.3)	(99.3)	(113.9)	(72.3)

Net income	$126.1	$120.2	$206.1	$182.1	$228.3	$196.8

Earnings per share:
Basic	$1.18	$1.13	$1.93	$1.72	$2.14	$1.86

Diluted	$1.17	$1.12	$1.90	$1.69	$2.11	$1.83

Average common shares outstanding:
Basic	107.116	106.331	107.053	106.133	106.919	105.895

Diluted	108.254	107.760	108.252	107.666	108.202	107.348

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$36.0	$32.3	$51.0	$47.7	$56.5	$36.7
International Propane	32.7	34.8	55.1	53.1	46.9	60.3
Gas Utility	39.8	41.0	63.8	57.5	65.3	55.7
Electric Utility	3.5	3.6	7.5	6.8	14.4	12.3
Energy Services	16.4	10.3	30.3	19.3	45.5	30.3
Corporate & Other (a)	(2.3)	(1.8)	(1.6)	(2.3)	(0.3)	1.5

Total net income	$126.1	$120.2	$206.1	$182.1	$228.3	$196.8

(a) Corporate & Other includes the elimination of certain intercompany transactions.
(b) Amounts are net of minority interests in AmeriGas Partners, L.P.